Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2016 FOURTH QUARTER AND FULL YEAR RESULTS
-- 2016 Full Year Diluted EPS of $3.41; Adjusted Diluted EPS of $4.43 --

ST. LOUIS, MISSOURI (February 7, 2017) -- Centene Corporation (NYSE: CNC) announced today its financial results for the fourth quarter and year ended December 31, 2016. The following discussions, with the exception of cash flow information, are in the context of continuing operations.

For the fourth quarter and year ended December 31, 2016, the Company reported diluted earnings per share (EPS) of $1.45 and $3.41, respectively, and Adjusted Diluted EPS of $1.19 and $4.43, respectively. A summary of diluted EPS is highlighted below:

	Q4	Full Year
GAAP diluted EPS	$1.45	$3.41
Health Net acquisition related expenses	0.03	0.98
Amortization of acquired intangible assets	0.20	0.57
California minimum medical loss ratio change (1)	(0.71)	(0.76)
Charitable contribution (2)	0.18	0.19
Debt extinguishment (3)	0.04	0.04
Adjusted Diluted EPS	$1.19	$4.43
(1) A favorable impact associated with the retroactive change in the minimum medical loss ratio (MLR) calculation under California’s Medicaid expansion program, $195 million of which relates to periods prior to 2016 for the legacy Centene business and prior to the acquisition date for the legacy Health Net business.

(2) In connection with the additional revenue associated with the California minimum MLR change, the Company committed to a charitable contribution to its foundation of $50 million in the fourth quarter of 2016.

(3) Additional expense of $11 million associated with the early redemption of the 5.75% Senior Notes due 2017 and the Health Net Inc. 6.375% Senior Notes due 2017.

Included in diluted EPS and Adjusted Diluted EPS for the fourth quarter and year ended December 31, 2016 are $0.03 and $0.05 diluted EPS benefits, respectively, related to the early adoption of the stock-based compensation accounting standard, as well as the incorporation of retirement provisions in our stock-based compensation agreements.

In summary, the 2016 fourth quarter and full year results were as follows:

2016 Results
	Q4	Full Year
Total revenues (in millions)	$11,911	$40,607
Health benefits ratio	84.8%	86.5%
Selling, general & administrative expense ratio	10.0%	9.8%
Selling, general & administrative expense ratio, excluding Health Net acquisition related expenses	9.9%	9.2%
GAAP diluted EPS	$1.45	$3.41
Adjusted Diluted EPS	$1.19	$4.43
Total cash flow provided by operations (in millions)	$1,596	$1,851

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "Our strong fourth quarter results give us favorable operating momentum heading into 2017, and the successful integration of Health Net bolsters this with greater scale and product diversity."

Fourth Quarter and Full Year Highlights

•	December 31, 2016 managed care membership of 11.4 million, an increase of 6.3 million members, or 124% over 2015.

•
Total revenues for the fourth quarter of 2016 of $11.9 billion, representing 89% growth compared to the fourth quarter of 2015 and $40.6 billion for the full year 2016, representing 78% growth year over year.

•	Health benefits ratio (HBR) of 84.8% for the fourth quarter of 2016 compared to 88.0% in the fourth quarter of 2015 and 86.5% for the full year 2016 compared to 88.9% for the full year 2015.

•
Selling, general and administrative (SG&A) expense ratio of 10.0% for the fourth quarter of 2016 compared to 8.7% for the fourth quarter of 2015. SG&A expense ratio of 9.8% for the full year 2016 compared to 8.5% for the full year 2015.

•
SG&A expense ratio excluding Health Net acquisition related expenses of 9.9% for the fourth quarter of 2016 compared to 8.6% for the fourth quarter of 2015. SG&A expense ratio excluding Health Net acquisition related expenses of 9.2% for the full year 2016 compared to 8.3% for the full year 2015.

•	Operating cash flow of $1.6 billion and $1.9 billion for the fourth quarter and full year of 2016, respectively, representing 3.3x net earnings for the full year of 2016.

•	Diluted EPS for the fourth quarter of 2016 of $1.45 compared to $0.91 for the fourth quarter of 2015. Diluted EPS for the full year of 2016 of $3.41 compared to $2.89 for the full year of 2015.

•
Adjusted Diluted EPS for the fourth quarter of 2016 of $1.19 compared to $0.97 for the fourth quarter of 2015. Adjusted Diluted EPS for the full year of 2016 of $4.43 compared to $3.14 for the full year of 2015.

Other Events

•
In January 2017, we signed a joint venture agreement with the North Carolina Medical Society, working in conjunction with the North Carolina Community Health Center, to collaborate on a patient-focused approach to Medicaid under the reform plan enacted in the State of North Carolina. The newly created health plan, Carolina Complete Health, was created to establish, organize and operate a physician-led health plan to provide Medicaid managed care services in North Carolina.

•
In January 2017, our Pennsylvania subsidiary, Pennsylvania Health & Wellness, was selected by the Pennsylvania Department of Human Services to serve Medicaid recipients enrolled in the HealthChoices program in three zones. Pending regulatory approval and successful completion of a readiness review, the three-year agreement is expected to commence June 1, 2017.

•
In January 2017, our Indiana subsidiary, Managed Health Services, began operating under a contract with the Indiana Family & Social Services Administration to provide risk-based managed care services for enrollees in the Healthy Indiana Plan and Hoosier Healthwise programs.

•
In January 2017, our Nebraska subsidiary, Nebraska Total Care, began operating under a contract with the Nebraska Department of Health and Human Services' Division of Medicaid and Long Term Care as one of three managed care organizations to administer its new Heritage Health Program for Medicaid, ABD, CHIP, Foster Care and LTC enrollees.

•
In November 2016, our Georgia subsidiary, Peach State Health Plan, was awarded a statewide managed care contract to continue serving members enrolled in the Georgia Families managed care program, including PeachCare for Kids and Planning for Healthy Babies. Through the new contract, Peach State Health Plan will be one of four managed care organizations providing medical, behavioral, dental and vision health benefits for its members. The contract is expected to become effective July 1, 2017.

•
In November 2016, our Nevada subsidiary, Silver Summit Health Plan, was selected to serve Medicaid recipients enrolled in Nevada's Medicaid managed care program. The contract is expected to commence on July 1, 2017, pending regulatory approval and successful completion of a readiness review.

•
In November 2016, the Company issued $1.2 billion in aggregate principal amount of 4.75% Senior Notes due 2025. The Company used the net proceeds of the offering to redeem its 5.75% Senior Notes due 2017 and Health Net Inc.'s 6.375% Senior Notes due 2017, to repay amounts outstanding under its Revolving Credit Facility, to pay related fees and expenses and for general corporate purposes.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	December 31,
	2016	2015
Arizona	598,300	440,900
Arkansas	58,600	41,900
California	2,973,500	186,000
Florida	716,100	510,400
Georgia	488,000	408,600
Illinois	237,700	207,500
Indiana	285,800	282,100
Kansas	139,700	141,000
Louisiana	472,800	381,900
Massachusetts	48,300	61,500
Michigan	2,000	4,800
Minnesota	9,400	9,600
Mississippi	310,200	302,200
Missouri	105,700	95,100
New Hampshire	77,400	71,400
New Mexico	7,100	—
Ohio	316,000	302,700
Oregon	217,800	98,700
South Carolina	122,500	104,000
Tennessee	21,700	20,000
Texas	1,072,400	983,100
Vermont	1,600	1,700
Washington	238,400	209,400
Wisconsin	73,800	77,100
Total at-risk membership	8,594,800	4,941,600
TRICARE eligibles	2,847,000	—
Non-risk membership	—	166,300
Total	11,441,800	5,107,900

The following table sets forth our membership by line of business:

	December 31,
	2016	2015
Medicaid:
TANF, CHIP & Foster Care	5,630,000	3,763,400
ABD & LTC	785,400	478,600
Behavioral Health	466,600	456,800
Commercial	1,239,100	146,100
Medicare & Duals (1)	334,300	37,400
Correctional	139,400	59,300
Total at-risk membership	8,594,800	4,941,600
TRICARE eligibles	2,847,000	—
Non-risk membership	—	166,300
Total	11,441,800	5,107,900

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans.

At December 31, 2016, the Company served 1,080,500 members in Medicaid expansion programs in ten states, compared to 449,000 members in eight states at December 31, 2015. At December 31, 2016, the Company served 372,800 dual-eligible members, compared to 204,800 at December 31, 2015. At December 31, 2016, the Company served 537,200 members in Health Insurance Marketplaces, compared to 146,100 at December 31, 2015.

Statement of Operations: Three Months Ended December 31, 2016

•
For the fourth quarter of 2016, total revenues increased 89% to $11.9 billion from $6.3 billion in the comparable period in 2015. The increase over prior year was primarily a result of the acquisition of Health Net, the impact from expansions and new programs in many of our states in 2015 and 2016, and growth in the Health Insurance Marketplace business in 2016. Sequentially, revenue increased over the third quarter of 2016 partially due to $195 million of revenue recognized associated with the minimum MLR change in California. Additionally, during the fourth quarter we received approximately $500 million associated with pass through payments from the state of California that were recorded in Premium tax revenue and Premium tax expense.

•
HBR of 84.8% for the fourth quarter of 2016 represents a decrease from 88.0% in the comparable period in 2015 and a decrease from 87.0% in the third quarter of 2016. The year over year HBR decrease is primarily attributable to the acquisition of Health Net, which operates at a lower HBR due to a higher mix of commercial business. Also, in the fourth quarter of 2016, we recognized revenue relating to amendments to our California contracts with the Department of Health Care Services to amend the Medicaid expansion minimum MLR definition, reducing the fourth quarter HBR by 170 basis points.

•
SG&A expense ratio of 10.0% for the fourth quarter of 2016 compared to 8.7% for the fourth quarter of 2015. SG&A expense ratio excluding Health Net acquisition related expenses of 9.9% for the fourth quarter of 2016 compared to 8.6% for the fourth quarter of 2015. The increase in the SG&A expense ratio is primarily attributable to the addition of the Health Net business, which operates at a higher SG&A expense ratio due to a higher mix of commercial and Medicare business. The charitable contribution of $50 million increased the fourth quarter SG&A expense ratio by 50 basis points.

Statement of Operations: Year Ended December 31, 2016

•
Total revenues increased 78% in the year ended December 31, 2016 over the corresponding period in 2015 primarily as a result of the acquisition of Health Net, growth in the Health Insurance Marketplace business, and the impact from expansions, acquisitions or new programs in many of our states in 2016 and 2015.

•
The consolidated HBR for the year ended December 31, 2016 was 86.5%, a decrease of 240 basis points over the comparable period in 2015. The decrease compared to last year is primarily attributable to the acquisition of Health Net, membership growth in Medicaid expansion and Health Insurance Marketplace products, and improvement in HBR in the higher acuity populations. Also, in the fourth quarter we recognized additional revenue relating to the California minimum MLR change, which reduced our 2016 HBR by 50 basis points.

•
SG&A expense ratio of 9.8% for the full year 2016 compared to 8.5% for the full year 2015. SG&A expense ratio excluding Health Net acquisition related expenses of 9.2% for the full year 2016 compared to 8.3% for the full year 2015. The increase in the SG&A expense ratio is primarily attributable to the addition of the Health Net business.

Balance Sheet and Cash Flow

At December 31, 2016, the Company had cash, investments and restricted deposits of $9.1 billion, including $264 million held by its unregulated entities. Medical claims liabilities totaled $3.9 billion. The Company's days in claims payable was 42. Total debt was $4.7 billion, which includes $100 million of borrowings on the $1 billion revolving credit facility at quarter-end. The debt to capitalization ratio was 43.7% at December 31, 2016, excluding the $64 million non-recourse mortgage note.

Cash flow provided by operations for the three months ended December 31, 2016, was $1.6 billion. The cash provided by operating activities during the quarter reflects a decrease in premium and related receivables and an increase in accounts payable and accrued expenses. The fourth quarter 2016 cash provided by operations was increased by approximately $445 million due to the finalization of the opening balance sheet for Health Net.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, September 30, 2016	41
Timing of claims payments	1
Days in claims payable, December 31, 2016	42

Outlook
The table below depicts the Company's annual guidance for 2017 and reflects a revised GAAP diluted EPS range to reflect the updated amortization expense as a result of finalizing the Health Net opening balance sheet intangibles valuation in the fourth quarter of 2016.

	Full Year 2017
	Low	High
Total revenues (in billions)	$46.0	$46.8
GAAP diluted EPS	$3.82	$4.26
Adjusted Diluted EPS (1)	$4.40	$4.85
HBR	87.0%	87.5%
SG&A expense ratio	9.0%	9.5%
SG&A expense ratio, excluding Health Net acquisition related expenses	9.0%	9.5%
Effective tax rate	39.0%	41.0%
Diluted shares outstanding (in millions)	176.9	177.9

(1) Adjusted Diluted EPS excludes Health Net acquisition related expenses of $0.01 to $0.03 per diluted share and amortization of acquired intangible assets of $0.54 to $0.58 per diluted share.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 7, 2017, at 8:30 AM (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2016, and to discuss its business outlook.  Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 4994074 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 6, 2018, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, February 14, 2017, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10098783.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes Health Net acquisition related expenses, amortization of acquired intangible assets, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
GAAP net earnings from continuing operations	$255	$112	$559	$356
Health Net acquisition related expenses	10	7	234	27
Amortization of acquired intangible assets	52	6	147	24
California minimum MLR change (1)	(195)	—	(195)	—
Charitable contribution (2)	50	—	50	—
Debt extinguishment (3)	11	—	11	—
Income tax effects of adjustments (4)	27	(5)	(79)	(20)
Adjusted net earnings from continuing operations	$210	$120	$727	$387
(1) A favorable impact associated with the retroactive change in the minimum MLR calculation under California’s Medicaid expansion program, $195 million of which relates to periods prior to 2016 for the legacy Centene business and prior to the acquisition date for the legacy Health Net business.

(2) In connection with the additional revenue associated with the California minimum MLR change, the Company committed to a charitable contribution to its foundation of $50 million in the fourth quarter of 2016.

(3) Additional expense of $11 million associated with the early redemption of the 5.75% Senior Notes due 2017 and the Health Net Inc. 6.375% Senior Notes due 2017.

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results. The amounts are based on the effective income tax rate that would increase or decrease based on the exclusion of these exceptions.

	Three Months Ended December 31,		Year Ended December 31,		Annual Guidance December 31, 2017
	2016	2015	2016	2015
GAAP diluted earnings per share (EPS)	$1.45	$0.91	$3.41	$2.89	$3.82 - $4.26
Health Net acquisition related expenses (1)	0.03	0.03	0.98	0.14	$0.01 - $0.03
Amortization of acquired intangible assets (2)	0.20	0.03	0.57	0.11	$0.54 - $0.58
California minimum MLR change (3)	(0.71)	—	(0.76)	—	—
Charitable contribution (4)	0.18	—	0.19	—	—
Debt extinguishment (5)	0.04	—	0.04	—	—
Adjusted Diluted EPS	$1.19	$0.97	$4.43	$3.14	$4.40 - $4.85

(1)
The Health Net acquisition related expenses per diluted share presented above are net of the income tax benefit of $0.03 and $0.02 for the three months ended December 31, 2016 and 2015, respectively, and $0.45 and $0.08 for the years ended December 31, 2016 and 2015, respectively; and estimated $0.01 to $0.02 for the year ended December 31, 2017.

(2)
The amortization of acquired intangible assets per diluted share presented above are net of the income tax benefit of $0.10 and $0.02 for the three months ended December 31, 2016 and 2015, respectively, and $0.33 and $0.08 for the years ended December 31, 2016 and 2015, respectively; and estimated $0.31 to $0.35 for the year ended December 31, 2017.

(3)
The impact associated with the retroactive change in the minimum MLR calculation per diluted share presented above is net of income tax expense of $(0.40) for the quarter ended December 31, 2016 and $(0.43) and for the year ended December 31, 2016.

(4)	The charitable contributions per diluted share presented above are net of the income tax benefit of $0.10 for the quarter ended December 31, 2016 and $0.11 for the year ended December 31, 2016.

(5)	The debt extinguishment cost per diluted share presented above is net of income tax benefit of $0.02 for the quarter ended December 31, 2016 and $0.03 for the year ended December 31, 2016.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
GAAP SG&A expenses	$1,065	$511	$3,676	$1,802
Health Net acquisition related expenses	10	7	234	27
SG&A expenses, excluding Health Net acquisition related expenses	$1,055	$504	$3,442	$1,775

About Centene Corporation

Centene Corporation is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as "Part D"), dual eligible programs and programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements
The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. In particular, the information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including but not limited to the expected benefits of the acquisition of Health Net, Inc. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limiting the foregoing, forward-looking statements often use words such as “anticipate”, "seek", “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, "can", “would”, “could” or “should” or other words of similar meaning or the negative thereof. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in PSLRA. A number of factors, variables or events could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased health care costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to government health care programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene’s government businesses; Centene’s ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal or regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension or termination of Centene’s contracts with federal or state governments (including but not limited to Medicaid, Medicare, and TRICARE); challenges to Centene's contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Health Net acquisition, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the acquisition; the exertion of management’s time and Centene’s resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with certain regulatory approvals; disruption from the acquisition making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with, among other things, the acquisition and/or the integration; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; Centene's ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and other quality scores that impact revenue; availability of debt and equity financing, on terms that are favorable to Centene; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the SEC. These forward-looking statements reflect Centene’s current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this press release could cause Centene’s plans with respect to the Health Net acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is currently believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Centene does not assume any obligation to update the information contained in this press release (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect Centene's business operations, financial condition and results of operations, in Centene's filings with the SEC, including the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$3,930	$1,760
Premium and related receivables	3,098	1,279
Short term investments	505	176
Other current assets	832	390
Total current assets	8,365	3,605
Long term investments	4,545	1,927
Restricted deposits	138	115
Property, software and equipment, net	797	518
Goodwill	4,712	842
Intangible assets, net	1,545	155
Other long term assets	95	177
Total assets	$20,197	$7,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$3,929	$2,298
Accounts payable and accrued expenses	3,763	976
Return of premium payable	614	207
Unearned revenue	313	143
Current portion of long term debt	4	5
Total current liabilities	8,623	3,629
Long term debt	4,651	1,216
Other long term liabilities	869	170
Total liabilities	14,143	5,015
Commitments and contingencies
Redeemable noncontrolling interests	145	156
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000,000 shares; no shares issued or outstanding at December 31, 2016 and December 31, 2015	—	—
Common stock, $.001 par value; authorized 400,000,000 shares; 178,134,306 issued and 171,919,071 outstanding at December 31, 2016, and 126,855,477 issued and 120,342,981 outstanding at December 31, 2015	—	—
Additional paid-in capital	4,190	956
Accumulated other comprehensive loss	(36)	(10)
Retained earnings	1,920	1,358
Treasury stock, at cost (6,215,235 and 6,512,496 shares, respectively)	(179)	(147)
Total Centene stockholders’ equity	5,895	2,157
Noncontrolling interest	14	11
Total stockholders’ equity	5,909	2,168
Total liabilities and stockholders’ equity	$20,197	$7,339

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Premium	$10,100	$5,415	$35,399	$19,389
Service	577	442	2,180	1,876
Premium and service revenues	10,677	5,857	37,579	21,265
Premium tax and health insurer fee	1,234	445	3,028	1,495
Total revenues	11,911	6,302	40,607	22,760
Expenses:
Medical costs	8,564	4,767	30,636	17,242
Cost of services	478	387	1,864	1,621
Selling, general and administrative expenses	1,065	511	3,676	1,802
Amortization of acquired intangible assets	52	6	147	24
Premium tax expense	1,103	357	2,563	1,151
Health insurer fee expense	128	54	461	215
Total operating expenses	11,390	6,082	39,347	22,055
Earnings from operations	521	220	1,260	705
Other income (expense):
Investment and other income	34	8	114	35
Interest expense	(75)	(11)	(217)	(43)
Earnings from continuing operations, before income tax expense	480	217	1,157	697
Income tax expense	227	105	599	339
Earnings from continuing operations, net of income tax expense	253	112	558	358
Discontinued operations, net of income tax expense (benefit) of $3, $0, $2, and $(1), respectively	6	(1)	3	(1)
Net earnings	259	111	561	357
(Earnings) loss attributable to noncontrolling interests	2	—	1	(2)
Net earnings attributable to Centene Corporation	$261	$111	$562	$355

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$255	$112	$559	$356
Discontinued operations, net of income tax expense (benefit)	6	(1)	3	(1)
Net earnings	$261	$111	$562	$355

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$1.49	$0.94	$3.50	$2.99
Discontinued operations	0.04	(0.01)	0.02	(0.01)
Basic earnings per common share	$1.53	$0.93	$3.52	$2.98

Diluted:
Continuing operations	$1.45	$0.91	$3.41	$2.89
Discontinued operations	0.04	(0.01)	0.02	(0.01)
Diluted earnings per common share	$1.49	$0.90	$3.43	$2.88

Weighted average number of common shares outstanding:
Basic	171,143,624	119,486,183	159,567,607	119,100,744
Diluted	175,511,179	123,350,506	163,975,407	123,066,370

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$561	$357
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	278	111
Stock compensation expense	148	71
Debt extinguishment costs	(7)	—
Deferred income taxes	92	(17)
Gain on contingent consideration	(5)	(44)
Goodwill and intangible adjustment	—	38
Changes in assets and liabilities
Premium and related receivables	74	(360)
Other assets	167	(102)
Medical claims liabilities	145	536
Unearned revenue	43	(27)
Accounts payable and accrued expenses	402	39
Other long term liabilities	(61)	51
Other operating activities, net	14	5
Net cash provided by operating activities	1,851	658
Cash flows from investing activities:
Capital expenditures	(306)	(150)
Purchases of investments	(2,450)	(1,321)
Sales and maturities of investments	1,656	669
Investments in acquisitions, net of cash acquired	(1,297)	(18)
Other investing activities, net	—	7
Net cash used in investing activities	(2,397)	(813)
Cash flows from financing activities:
Proceeds from borrowings	8,946	1,925
Payment of long term debt	(6,076)	(1,583)
Common stock repurchases	(63)	(53)
Debt issuance costs	(76)	(4)
Other financing activities, net	(14)	20
Net cash provided by financing activities	2,717	305
Effect of exchange rate changes on cash and cash equivalents	(1)	—
Net increase in cash and cash equivalents	2,170	150
Cash and cash equivalents, beginning of period	1,760	1,610
Cash and cash equivalents, end of period	$3,930	$1,760
Supplemental disclosures of cash flow information:
Interest paid	$165	$55
Income taxes paid	$556	$328
Equity issued in connection with acquisitions	$3,105	$12

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q4	Q3	Q2	Q1	Q4
	2016	2016	2016	2016	2015
MANAGED CARE MEMBERSHIP BY STATE
Arizona	598,300	601,500	597,700	607,000	440,900
Arkansas	58,600	57,700	52,800	50,700	41,900
California	2,973,500	3,004,500	3,097,600	3,125,400	186,000
Florida	716,100	732,700	726,200	660,800	510,400
Georgia	488,000	498,000	493,300	495,500	408,600
Illinois	237,700	236,700	234,700	239,100	207,500
Indiana	285,800	289,600	291,000	290,300	282,100
Kansas	139,700	145,100	144,800	141,100	141,000
Louisiana	472,800	455,600	375,300	381,200	381,900
Massachusetts	48,300	45,300	47,100	52,400	61,500
Michigan	2,000	2,100	2,200	2,600	4,800
Minnesota	9,400	9,400	9,500	9,500	9,600
Mississippi	310,200	313,900	323,800	328,300	302,200
Missouri	105,700	104,700	102,900	100,000	95,100
New Hampshire	77,400	78,400	79,700	81,500	71,400
New Mexico	7,100	7,100	7,100	—	—
Ohio	316,000	319,500	319,000	314,000	302,700
Oregon	217,800	218,400	221,500	209,000	98,700
South Carolina	122,500	119,700	113,700	107,700	104,000
Tennessee	21,700	21,600	20,800	20,100	20,000
Texas	1,072,400	1,041,600	1,037,000	1,036,700	983,100
Vermont	1,600	1,700	1,600	1,500	1,700
Washington	238,400	240,500	239,700	226,500	209,400
Wisconsin	73,800	75,100	76,100	78,400	77,100
Total at-risk membership	8,594,800	8,620,400	8,615,100	8,559,300	4,941,600
TRICARE eligibles	2,847,000	2,815,700	2,815,700	2,819,700	—
Non-risk membership	—	—	—	161,400	166,300
Total	11,441,800	11,436,100	11,430,800	11,540,400	5,107,900

Medicaid:
TANF, CHIP & Foster Care	5,630,000	5,583,900	5,541,200	5,464,200	3,763,400
ABD & LTC	785,400	754,900	757,500	757,600	478,600
Behavioral Health	466,600	465,300	455,800	456,500	456,800
Commercial	1,239,100	1,333,000	1,391,500	1,487,900	146,100
Medicare & Duals (1)	334,300	333,500	332,600	334,100	37,400
Correctional	139,400	149,800	136,500	59,000	59,300
Total at-risk membership	8,594,800	8,620,400	8,615,100	8,559,300	4,941,600
TRICARE eligibles	2,847,000	2,815,700	2,815,700	2,819,700	—
Non-risk membership	—	—	—	161,400	166,300
Total	11,441,800	11,436,100	11,430,800	11,540,400	5,107,900

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans.

NUMBER OF EMPLOYEES	30,500	29,400	28,900	28,000	18,200

	Q4	Q3	Q2	Q1	Q4
	2016	2016	2016	2016	2015

DAYS IN CLAIMS PAYABLE (a)	42	41	43	66	44
(a) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period. On a pro-forma basis, DCP for Q1 2016 was 42, reflecting adjusted medical costs to include a full quarter of Health Net operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$8,854	$7,825	$7,324	$7,682	$3,900
Unregulated	264	268	196	139	78
Total	$9,118	$8,093	$7,520	$7,821	$3,978

DEBT TO CAPITALIZATION	44.1%	44.5%	44.8%	44.6%	36.0%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (b)	43.7%	44.1%	44.4%	44.3%	34.7%
(b) The non-recourse debt represents the Company's mortgage note payable ($64 million at December 31, 2016).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
HBR	84.8%	88.0%	86.5%	88.9%
SG&A expense ratio	10.0%	8.7%	9.8%	8.5%
SG&A expense ratio, excluding Health Net acquisition related expenses	9.9%	8.6%	9.2%	8.3%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, December 31, 2015	$2,298
Acquisitions	1,482
Incurred related to:
Current period	30,946
Prior period	(310)
Total incurred	30,636
Paid related to:
Current period	28,532
Prior period	1,960
Total paid	30,492
Balance, December 31, 2016, net	3,924
Reinsurance recoverable	5
Balance, December 31, 2016	$3,929

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, as a result of minimum HBR and other return of premium programs, approximately $39 million of the “Incurred related to: Prior period” was recorded as a reduction to premium revenues.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2015, and prior.